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                                                                     EXHIBIT 8.1



                                                  December 6, 2002



Syncor International Corporation
6464 Canoga Avenue
Woodland Hills, California 91367

         Re:  Registration Statement on Form S-4 of Cardinal Health, Inc.

Ladies and gentlemen:

                  We are acting as tax counsel to Syncor International Corporation, a Delaware corporation ("Syncor"), in connection with the filing today by Cardinal Health, Inc., an Ohio corporation ("Cardinal Health"), with the United States Securities and Exchange Commission (the "Commission") of Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (as so amended, the "Registration Statement") with respect to the common shares of Cardinal Health proposed to be issued in connection with the merger (the "Merger") of Mudhen Merger Corp., a direct, wholly owned subsidiary of Cardinal Health ("Subcorp"), with and into Syncor pursuant to the Agreement and Plan of Merger dated as of June 14, 2002 and as amended to date, by and among Cardinal Health, Subcorp and Syncor (the "Merger Agreement").(1)

                  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations and covenants contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, the certificates executed by duly appointed officers of each of Syncor and Cardinal Health, dated as of the date hereof (the "Officers' Certificates"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and

------------------
(1) Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.
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Syncor International Corporation
December 6, 2002
Page 2



completeness of such facts, information, representations and covenants. In rendering our opinion, we have assumed that the statements and representations contained in the Officers' Certificates are and will continue to be true, accurate and complete without regard to any qualification therein or otherwise as to knowledge or belief.

                  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have assumed that the transactions related to the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the material terms and conditions therein will be waived or modified.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, all of which are subject to change at any time, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

                  Based upon and subject to the foregoing, and subject to the discussion which follows, we are of the opinion that, under current law:

                  (1) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code;

                  (2) holders of Syncor Common Stock will not recognize gain or loss upon the receipt of Cardinal Common Shares in exchange for shares of Syncor Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares interests in Cardinal Common Shares; and

                  (3) the discussion set forth under the heading "Material U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus included as part of the Registration Statement (the "Prospectus") is a fair and accurate summary in all material respects with respect to the matters of law referred to therein.
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Syncor International Corporation
December 6, 2002
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                  On December 3, 2002, Syncor entered into a letter agreement
(the "Letter Agreement") with Mr. Monty Fu ("Mr. Fu"), pursuant to which Mr. Fu agreed, among other things, that in certain circumstances he would contribute up to $2,500,000 worth of his Syncor Common Stock to the capital of Syncor, which contribution may occur prior to the effective time of the Merger. In the event that Mr. Fu contributes Syncor Common Stock to the capital of Syncor pursuant to the terms of the Letter Agreement prior to the effective time of the merger, the IRS might contend, based on certain of its published Revenue Rulings, that such contribution results in the realization of taxable income by the Syncor stockholders other than Mr. Fu at the time of the Merger. Such a contention would be based on the IRS' treating the transaction as if the total number of Cardinal Common Shares issued in the Merger had been issued in a tax-free reorganization to holders of Syncor Common Stock in proportion to their ownership determined as if Mr. Fu had not contributed any shares of Syncor Common Stock to the capital of Syncor pursuant to the Letter Agreement, and then, in a separate transaction, Mr. Fu had transferred the Cardinal Common Shares deemed received with respect to the previously contributed shares of Syncor Common Stock to the other stockholders proportionately. The amount of taxable income realized by shareholders other than Mr. Fu would be the value of the fraction of a Cardinal Common Share received by those shareholders in the Merger which is in excess of the value of the number of Cardinal Common Shares which would have been received if Mr. Fu had not contributed shares of Syncor Common Stock to the capital of Syncor pursuant to the Letter Agreement. The stockholder's basis in such fractional share would be its fair market value as of the Effective Time of the Merger, and its holding period would commence on that date. Although we believe that taxable income should not result from any such contribution, in the absence of any controlling authority directly on point there can be no assurance that the IRS would not prevail in its assertion. Any such recharacterization would not cause the Merger to fail to qualify as a reorganization as described above, nor would it cause the Syncor stockholders to recognize gain or loss pursuant to the receipt of Cardinal Common Shares in exchange for shares of Syncor Common Stock in such reorganization.

                  This opinion is limited to the federal income tax law of the United States and administrative rulings of the IRS as in effect on the date hereof. We have no obligation to advise you or any other person of changes in law or in the administrative rulings of the IRS that occur after the date hereof.
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Syncor International Corporation
December 6, 2002
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                  This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. We consent to the use of our name in the Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement and any amendment thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,

                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP